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                                                                     Exhibit 3.4

              CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE
            OF INCORPORATION OF MOMENTUM BUSINESS APPLICATIONS, INC.

        (ORIGINALLY INCORPORATED UNDER THE SAME NAME ON NOVEMBER 9, 1998)

     Momentum Business Applications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

     RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by replacing Section (A)(14)(a) of Article Fifth thereof so that such section shall be and read as follows:

               "(a) 15 times the sum of (i) all payments (including without limitation all Product Payments, Developed Technology Royalties and Pre-Release Royalties) made by or due from PeopleSoft to this corporation with respect to all Momentum Products (including without limitation pre-release products and Licensed Products) and Developed Technology for the four calendar quarters immediately preceding the calendar quarter in which the Purchase Option is exercised plus (ii) such payments (including without limitation all Product Payments, Developed Technology Royalties and Pre-Release Royalties) as would have been made by or due from PeopleSoft to this corporation if PeopleSoft had not previously exercised its payment buy-out option (as described in the Marketing Agreement) with respect to any product for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised, minus any amounts previously paid to exercise any payment buy-out option for any product pursuant to the Marketing Agreement."

               RESOLVED, FURTHER, that the Restated Certificate of Incorporation of the Corporation be amended by replacing Section (A)(14)(d) of Article Fifth thereof so that such section shall be and read as follows:

               "(d) (i) $90,000,000 if the Purchase Option is exercised no later than February 15, 2002, (ii) $92,500,000 if the Purchase Option is exercised at any time on or between February 16, 2002 and May 15, 2002, or (iii) $95,000,000 if the Purchase Option is exercised at any time on or after May 16, 2002."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by obtaining a vote of
(i) at least a majority of the issued and outstanding shares of the Class A Common Stock, voting separately as a single class, and (ii) at least a majority of the issued and outstanding shares of the Class B Common Stock, voting separately and as a class, in favor of said amendment in the manner set forth in
Section 222 of the General Corporation Law.

     IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation has been signed by the Chief Executive Officer and the Secretary of the Corporation this 19th day of September, 2001.

                                   MOMENTUM BUSINESS APPLICATIONS, INC.

                                   By:  /s/ Ronald E.F. Codd
                                       ----------------------------------------
                                                    Ronald E.F. Codd,
                                          Chief Executive Officer and Secretary



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